February 17, 2020

Robert Hagerty

Dear Bob,

This letter agreement (the "Agreement") is entered into between you and Plantronics, Inc., now branded as Poly (the "Company") effective as of February 10, 2020 (the "Effective Date"), to confirm the terms of your employment with the Company as of the Effective Date. This Agreement supersedes and replaces any an all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the effective date. Unless agreed to in writing by you and the Company, this Agreement and your employment with the Company will terminate on the date that a permanent Chief Executive Officer of the Company commences employment with the Company (the date of your actual termination of employment, the "Separation Date"). For the avoidance of doubt, the expectation is that following the Separation Date that you would continue to serve as a member of the Company's Board of Directors (the "Board")

Title	Interim Chief Executive Officer, reporting to the Board.

Annualized Base Salary
$800,000 per year, payable biweekly in accordance with our standard payroll practices and less applicable tax withholding. Notwithstanding the foregoing if the Separation Date occurs prior to the three-month anniversary of the Effective Date, you will receive an additional payment, less applicable tax withholding, equal to $200,000 less the amount of base salary (calculated on a pre-tax basis) you received in the role of Interim Chief Executive Officer prior to the Separation Date.

Bonus Opportunity
*     $400,000, at target performance, payable to the extent earned, within 30 days following the Separation Date.
* Performance objectives for the bonus will be reviewed and discussed between you and the Chair of the Compensation Committee of the Board (the "Committee") and will include objectives tied to your service in the role as Interim Chief Executive Officer and/or Company-wide incentive plan metrics.
* The bonus will be paid, to the extent earned, within thirty (30) days of the Separation Date.

Restricted Stock Units
It will be recommended to the Board or Committee that you receive an award of 45,000 restricted stock units "RSUs") that will become eligible to vest as to 7,500 RSUs each month following the date of grant that you continue to serve as the Interim Chief Executive Officer; provided, however, that if the Separation Date occurs prior to the three-month anniversary of the Effective Date, you will become eligible to vest in an aggregate of 22,500 RSUs subject to the award. Any RSUs that are not eligible to vest as of the Separation Date will terminate and be cancelled as of the Separation Date. The RSUs will be granted on the fifteenth day of the calendar month after approval by the Board of Directors (or the next trading day of the Company's common stock on the New York Stock Exchange if the fifteenth day is not a trading day) (the date of each grant or RSUs, the "Award Date") and will vest and be settled on the latter of the (i) 12-month anniversary of the applicable Award Date, or (ii) the Separation Date. All vesting is subject to your continued service to the Company through the applicable vesting date (whether as an employee, member of the Board, or otherwise).

General Benefits
You will be eligible to participate in Company benefit programs as available or that become available to other similarly situated employees of the Company, subject to the generally applicable terms and conditions of each program. The continuation or termination of each program will be at the discretion of the Company. Life, Medical, Dental and Disability coverage will begin on the Effective Date.

Executive Physical Program
You will be automatically enrolled in our Executive Health Exam Program. This program is aimed to give you guidance and direction on further health items to follow up on. To qualify you must schedule the appointment through the pre-identified network of doctors.

401(k)
You are eligible to join the Plantronics, Inc. 401(k). Plantronics will match 100% of every $1.00 you contribute for the first 3% of your eligible compensation and 50% of every $1.00 you contribute for the next 3% of your eligible compensation for a maximum of up to 4.5% of your eligible compensation each pay period. The matching contribution is 100% vested immediately. If after 30 days from your date of hire you have not actively selected a contribution amount to set aside each pay period, Plantronics will automatically enroll you at a discretionary employee contribution of 3% of your eligible earnings on a bi-weekly basis to the 401(k).

Non-Qualified Deferred Compensation Plan
You may be eligible to participate in a non-qualified deferred compensation plan, subject to the terms and conditions of the Plan Document. An eligible participant may elect to defer prospective compensation not yet earned by submitting a Compensation Deferral Agreement during the enrollment periods. For more information regarding the Plantronics, Inc. Deferred Compensation Plan, please see the Prospectus.

ESPP	You will be eligible to participate in the Company’s Employee Stock Purchase Plan, subject to its terms.

Please be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ prior notice.

You agree that, during the term of your employment with the Company, you will devote substantially all of your professional time to your responsibilities at the Company, and you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company, except that you may continue providing services and engage in activities as set forth on Addendum A to this Letter Agreement.

As a Company employee, you will be expected to abide by company rules and standards as presented in our Employee Handbook and our World Wide Code of Business Conduct and Ethics.

As a condition of your employment, you will also be required to sign and comply with:

Employee, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, (i) the assignment of patent, copyright and other intellectual property rights to any invention made during your employment at the Company, and (ii) non-disclosure of proprietary information.

Export Compliance: Before releasing certain export-controlled technology and software to you during your employment at Plantronics, the Company may be required to obtain an export license in accordance with United States law. The Company will inform you if an export license is needed. If an export license is required, then your continued employment with the Company is contingent upon receipt of the export license or authorization, and the Company will have no obligation to employ you or provide you with any compensation or benefits until the export license or authorization is secure.

All payments and benefits under this Agreement are subject to applicable tax and other withholdings. To the extent that reimbursements or other in-kind benefits under this letter constitute “nonqualified deferred compensation” for purposes of Internal Revenue Code section 409A, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by you, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided, in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iv) except as specifically provided herein or in the applicable reimbursement arrangement, any such reimbursements or in-kind benefits must be for expenses incurred and benefits provided during the your lifetime. In no event will the Company be held liable for any taxes, interest, penalties or other amounts owed by you under Code Section 409A.

To indicate your acceptance of the Company’s offer of employment as stated above, please sign and date this Agreement in the space provided below. This Agreement, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by you and a member of the Board.

I look forward to working with you!

Sincerely,
PLANTRONICS, INC.

/s/ Greg Hammann_______________________
Greg Hammann
Chair of Compensation Committee

Agreed to and accepted:

Signature:         /s/ Robert Hagerty_____________

Printed Name:         Robert Hagerty

ADDENDUM A

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